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                                                                    Exhibit 23.2




                 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our reports, dated March 28, 1997, accompanying the consolidated financial statements of Blyth Industries, Inc. and Subsidiaries appearing in the 1998 Annual Report to Stockholders and accompanying the schedule for each of the two years in the period ended January 31, 1997, included in the Annual Report on Form 10-K for the year ended January 31, 1998, which are incorporated by reference into this Registration Statement on Form S-3. We consent to the use and the incorporation by reference into this Registration Statement on Form S-3 of the aforementioned reports, and to the use of our name as it appears under the caption "Experts" in this Registration Statement on Form S-3.



                                   GRANT THORNTON LLP

                                   /s/ Grant Thornton LLP

Chicago, Illinois
July 20, 1998